October 18, 2004


Pegasus Imaging Corporation
4522 Spruce Street, Suite 200
Tampa, FL  33607
Attention:  John A. Berlin

                    Re: That certain ASSET PURCHASE AGREEMENT dated as of August 5, 2004 by and among (i) TMS, INC., an Oklahoma corporation ("TMS"), and (ii) PIC ACQUISITION, INC., an Oklahoma corporation ("Buyer") and (iii) PEGASUS IMAGING CORPORATION, a Florida corporation ("Parent") (the "Purchase Agreement")

Ladies and Gentlemen:

     This letter amends the Purchase Agreement effective as of October 16, 2004. Capitalized terms that are not defined in this letter have the meanings given them in the Purchase Agreement.

     By your execution of the acknowledgement to this letter set forth below, you hereby agree to the following.

     1. TMS and Parent agree that, subject to the overall direction and approval of the Board of Directors and the President of TMS, Parent shall (i) supervise and direct the management and operation of the Business, (ii) provide the necessary technical, marketing and sales personnel to supplement TMS's existing personnel in or order that the Business continue to operate in the ordinary course, and (iii) use its commercially reasonable efforts to maintain customer relations related to the Purchased Assets (the "Management Services") beginning October 16, 2004 through the date of the Special Meeting of TMS's shareholders (the "Special Meeting"). If TMS obtains Shareholder Approval, the Management Services shall continue through the Closing Date. If TMS does not obtain Shareholder Approval, the Management Services shall cease on the day of the Special Meeting or December 15, 2004, whichever occurs first.

     a) TMS shall pay to Parent a fee for the Management Services in the amount of $1,000 per calendar day beginning on October 16, 2004 and ending on the earlier of (i) the day the Management Services cease, or
          (ii) the day preceding the Closing Date.

     b) In addition to the amount described in subparagraph (a) above, TMS shall reimburse Parent for reasonable travel, hotel and related out-of-pocket expenses directly attributable to the Management Services, which expenses are currently estimated at no more than $25,000 for the period beginning October 16, 2004 and ending December 15, 2004. To the extent that travel costs exceed the estimated amounts, TMS shall reimburse Parent only for those costs which are approved by TMS's President in advance, which approval shall not unreasonably be withheld.

     c) In addition to the amounts identified in subparagraphs (a) and (b) above, TMS shall reimburse Parent for non-travel costs which are directly attributable to the Management Services as provided in this paragraph. To the extent non-travel costs exceed $500 per item, such costs shall be submitted to TMS's President for approval and TMS shall reimburse Parent only for those costs which are approved by TMS's President and which do not require such approval, which approval shall not unreasonably be withheld. The amounts identified in subparagraphs
          (a), (b), and (c) of this paragraph 1 are collectively referred to as the "Management Fee."

     d) TMS shall reimburse Parent for its reasonable legal and financial service fees directly attributable to the discussions and agreements which led to the granting of the extension of the Closing Date, but only in an amount up to $5,000.

     e) The Management Fee is intended to compensate Parent and Buyer for all expenses that may be incurred as a result of TMS retaining the Business and Purchased Assets longer than was contemplated under the Purchase Agreement. TMS agrees, however, to continue to work with Parent and Buyer to minimize all expenses so long as TMS is not required to compromise the integrity of information related to its business or its ability to continue as a going concern if the transaction is not approved. TMS acknowledges and agrees that Parent is providing the Management Services as the intended purchaser of the Business and Purchased Assets for Parent and Buyer's benefit. This paragraph 1 shall not be construed as creating any obligation of TMS to reimburse Parent or Buyer for expenses other than as expressly stated herein and in the Purchase Agreement.

     f) The amount described in subparagraph (a) will be paid to Parent bi-monthly in the weekly check run that occurs on or about the 15th or 30th day of each month, as applicable. Amounts described in subparagraphs (b) and (c) will be paid within five business days after Parent presents an invoice to TMS's President. Each invoice shall include a reasonably detailed description of each expense item along with the corresponding amount.

     g) If the transaction is closed, any amounts paid by TMS to Parent and/or Buyer pursuant this paragraph 1 shall not reduce the amount due from Buyer at Closing.

     2. The Closing Date and the date specified in Section 10.1(b) of the Purchase Agreement each shall be extended to December 15, 2004.

     3. The Note Payment Date (which is defined in Section 1.1 of the Agreement) is extended to the date which is the earlier of (a) the date that is fifteen
(15) days after the Liquidation Date, or (b) August 15, 2005.

     4. The definition of the Liquidation Date is revised to state that the Liquidation Date is the date, selected by TMS in its sole and absolute discretion, as of which TMS is liquidated, provided, however, such date shall not be prior to January 31, 2005.

     5. The Work In Process attributable to the Boeing NATO contract shall be included in Current Net Asset Value at September 30, 2004 and will be calculated to apportion the margin under the contract to TMS as of September 30, 2004 and to Buyer after September 30, 2004 using the method shown on the Boeing NATO Schedule (the "Schedule") attached to this letter. The final calculation will update the "Projected Hours" described on the Schedule to "Actual Hours" upon delivery of the final release candidate of the software to Boeing.

     6. TMS agrees that the $10,440 adjustment for transaction costs paid by TMS prior to September 30, 2004 shall be added back to cash for purposes of calculating Current Net Asset Value at September 30, 2004 and shall be invoiced and paid to Buyer by TMS at Closing.

     Except as expressly amended in this letter, the provisions of the Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties.

     This letter may be executed and acknowledged in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same.

                                    Very truly yours,

                                    TMS, Inc.

                                    By:    DEBORAH D. MOSIER
                                    Name:  Deborah D. Mosier
                                    Title:    President


Acknowledged and agreed to this 22nd day of October, 2004.

PIC Acquisition, Inc.

By:    JOHN A. BERLIN
Name:  John A. Berlin
Title: President


Pegasus Imaging Corporation

By:    JOHN A. BERLIN
Name:  John A. Berlin
Title: President